Exhibit 5.1

December 7, 2023

Red Cat Holdings, Inc.

15 Ave. Munoz Rivera, Ste 2200

San Juan, PR 00901

Re: Red Cat Holdings, Inc. – Offering and sale of Common Stock Pursuant to Registration Statement on Form S-3 (Registration No. 333-256216)

Ladies and Gentlemen:

We have acted as counsel for Red Cat Holdings, Inc., a Nevada corporation (the "Company"), in connection with the offering by the Company of up to 18,400,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-256216), which was initially filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021, under the Securities Act of 1933, as amended (the “Act”) and declared effective on June 14, 2021, the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 6, 2023, filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (together with the Base Prospectus, the “Prospectus.”) As described in the Registration Statement and the Prospectus, the Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into by and between the Company and ThinkEquity, LLC, as representative of the underwriters named therein.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, including the Prospectus incorporated therein; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books (e) the Underwriting Agreement; and (f) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized, and when issued, delivered, and paid for in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K, dated December 7, 2023, which is incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Sincerely,

The Crone Law Group P.C.